Exhibit 3.29

FIRST AMENDED OPERATING AGREEMENT

OF

DIAMOND HEAD MANAGEMENT LLC

FIRST AMENDED OPERATING AGREEMENT OF DIAMOND HEAD MANAGEMENT LLC, dated as of August 16, 2012, entered into by Aqua Hotels and Resorts Operator LLC, a Delaware limited liability company (“Operator”), as the sole member.

Preliminary Statement

WHEREAS, Diamond Head Management LLC (the “Company”) was formed on August 1, 2011, under the Hawaii Uniform Limited Liability Company Act (the “Act”) by filing Articles of Organization with the Department of Commerce and Consumer Affairs of the State of Hawaii, as amended by filing Articles of Amendment of Limited Liability Company (so amended and as may be further amended from time to time, the “Articles of Organization”);

WHEREAS, the Company was previously governed by that certain Operating Agreement, entered into and effective as of August 1, 2011, by Aqua Hotels and Resorts, Inc., a Delaware corporation (“Aqua”), as the sole member of the Company (the “Original Agreement”);

WHEREAS, on or about the date hereof, Aqua, in exchange for an interest in Operator, contributed one hundred percent (100%) of the issued and outstanding membership interests in the Company to Operator (the “Contribution”), pursuant to that certain Contribution Agreement, dated on or about the date hereof, by and among Aqua, Aqua Hospitality LLC, a Delaware limited liability company (“Hospitality”), and Operator;

WHEREAS, Operator by this document intends to amend the Original Agreement in its entirety to reflect the Contribution, the dissociation of Aqua as a member and manager of the Company and the admission of Operator as the sole member of the Company, and to establish the operating rules by which the Company is to be governed.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Operator hereby agrees as follows:

Article I
Definitions

1.1          Definitions.  The following terms contained herein shall have the meanings set forth below:

(a)           “Act” has the meaning set forth in the preliminary statement to this Agreement.

(b)           “Agreement” means this First Amended Operating Agreement of the Company, as it may be further amended, restated, supplemented or otherwise modified from time to time.

(c)           “Aqua” has the meaning set forth in the preliminary statement to this Agreement.

(d)           “Articles of Organization” has the meaning set forth in the preliminary statement to this Agreement.

(e)           “Capital Account” when used with respect to any Member means the capital account maintained for such Member in accordance with Section 5.3 hereof, as such capital account may be increased or decreased from time to time pursuant to the provisions of Section 5.3.

(f)            “Capital Contribution” means the total amount of cash and the agreed net fair market value of other property contributed to the Company by a Member pursuant to Section 5.1 hereof.  Any reference to the Capital Contribution of a Member shall include the Capital Contribution made by any predecessor holders of such Member’s Membership Interest.

(g)           “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any superseding federal revenue statute.

(h)           “Contribution” has the meaning set forth in the preliminary statement to this Agreement.

(i)            “Distribution” means any cash and other property paid to a Member by the Company from the operations of the Company.

(j)            “Fiscal Year” means a calendar year.

(k)           “Hospitality” has the meaning set forth in the preliminary statement to this Agreement.

(l)            “Manager” has the meaning set forth in Section 4.1.

(m)          “Member” means Operator and any other Person that may hereafter become a member of the Company pursuant to the terms of this Agreement.

(n)           “Member Nonrecourse Debt” means a nonrecourse debt of the Company within the meaning of Section 1.704-2(b)(4) of the Treasury Regulations.

(o)           “Member Nonrecourse Deductions” means the items of loss, deduction, and expenditure attributable to Member Nonrecourse Debt within the meaning of Section 1.704-2(i)(2) of the Treasury Regulations.

(p)           “Membership Interests” means the respective percentage interests in the Company held by each Member, of which one hundred percent (100%) is held by Operator as of the date hereof.

(q)           “Net Losses” means the net losses of the Company, if any, determined in accordance with federal income tax principles.

(r)            “Net Profits” means the net income of the Company, if any, determined in accordance with federal income tax principles.

(s)            “Operator” has the meaning set forth in the caption to this Agreement.

(t)            “Original Agreement” has the meaning set forth in the preliminary statement to this Agreement.

(u)           “Person” means any individual, corporation, governmental authority, limited liability company, partnership, trust, joint stock company, business trust, joint venture, unincorporated association or other entity.

(v)           “Required Members” means Members holding not less than a majority of all of the Membership Interests.

(w)          “Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code as from time to time in effect.  References in this Agreement to specific sections of the Treasury Regulations shall also refer to the corresponding sections of succeeding Treasury Regulations as they may be amended from time to time.

Article II
Organization

2.1          Formation.  The Company has been organized as a Hawaii limited liability company pursuant to the laws of the State of Hawaii, including the Act, by the filing of the Articles of Organization with the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii on August 1, 2011.

2.2          Name.  The name of the Company is Diamond Head Management LLC, or such other name as the Manager may from time to time select.

2.3          Principal Place of Business.  The principal place of business of the Company shall be c/o Aqua Hotels and Resorts Operator LLC, 1860 Ala Moana Boulevard, Honolulu, Hawaii 96815.  The Manager shall have the right to change the principal place of business of the Company to the office of any Member, or otherwise, subject to the provisions of the Act.  In addition, the Company may establish any other places of business as the Manager may from time to time deem advisable.

2.4          Registered Office.  The Company’s registered office shall be located c/o William Farnsworth, 1860 Ala Moana Boulevard, Honolulu, Hawaii 96815, or such other place in the State of Hawaii as the Manager may from time to time determine.

2.5          Term.  The term of the Company shall commence upon the filing of the Articles of Organization and terminate upon the dissolution of the Company pursuant to the provisions of the Act or Article VIII below.

2.6          Purposes; Powers.  The purpose of the Company shall be to carry on any lawful business, purpose or activity, whether or not for profit, to the fullest extent provided in the Act.  The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the businesses, purposes or activities of the Company.

Article III
Member
Transfers of Interests

3.1          Name and Address.  As of the date hereof, Operator is the sole member of the Company, having an address c/o Aqua Hotels and Resorts Operator LLC, 1860 Ala Moana Boulevard, Honolulu, Hawaii 96815.

3.2          Additional and Substituted Members; Transfers of Membership Interests.

(a)           One or more additional members of the Company may be admitted to the Company after the date of this Agreement with the prior written consent of the Manager.

(b)           The Company shall not have the obligation to cause the Membership Interest of any Member to be purchased by the Company or any other Member pursuant to the Act upon the dissociation of any Member.

(c)           Without the prior written consent of the Manager, no Member may sell, assign, transfer or encumber, in whole or in part, any of such Member’s Membership Interest.

3.3          Limitation of Liability.  A Member’s liability to the Company, to any other Member or to any third party shall be limited to the maximum extent permitted by law.  A Member shall not be personally liable for any indebtedness, liability or obligation of the Company, except that such Member shall remain personally liable for the payment of its Capital Contribution and as otherwise expressly set forth in this Agreement, the Act and any other applicable law.

3.4          Priority and Return of Capital.  If there is more than one Member, no Member shall have priority over any other Member, whether for the return of a Capital Contribution or for Net Profits, Net Losses or a Distribution; provided, however, that this Section 3.4 shall not apply to any loan or other indebtedness (as distinguished from a Capital Contribution) made by a Member to the Company.

3.5          Liability of a Member to the Company.  A Member that rightfully receives the return of any portion of a Capital Contribution is liable to the Company only to the extent now or hereafter provided by the Act.  A Member that receives a Distribution made by the Company in violation of this Agreement or made when the Company’s liabilities exceed its assets (after giving effect to such Distribution) shall be liable to the Company for the amount of such Distribution.

3.6          Financial Adjustments.  No Member admitted after the date of this Agreement shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company.  If there is more than one Member, the Manager may, at its discretion, at the time a Member is admitted, close the books and records of the Company (as though the Fiscal Year had ended) or make pro rata allocations of loss, income and expense deductions to such Member for that portion of the Fiscal Year in which such Member was admitted, in accordance with the Code.

3.7          Action by Members Without a Meeting.  Whenever the Members of the Company are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members who hold voting interests having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the Members entitled to vote thereon were present and voted and shall be delivered to the administrative office of the Company, or to an employee or agent of the Company.

3.8          No Exclusive Duty to Company.  A Member may have other business interests and may engage in other activities in addition to those relating to the Company, whether or not such business interests or activities may be competitive with those of the Company.

Article IV
Management

4.1          Management.

(a)           The business, affairs and management of the Company, including its policies and administration, shall be vested in one or more managers, each of whom may, but need not be, a Member (each, a “Manager”).  The Manager shall have the sole power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers under the Act.

(b)           The number of Managers and the designation thereof shall be determined from time to time by the Required Members.  Initially there shall be one Manager.  Hospitality is hereby designated as the initial Manager.  If at any time there shall be more than one Manager, all references in this Agreement to “Manager” shall be deemed to be references to all or each of such Managers, as appropriate, and any action by or consent, vote, determination, agreement or notice of the Managers under this Agreement shall be taken, made or given by a majority of the Managers then in office.

(c)           The Manager may not be removed, with or without cause, except upon the consent of the Required Members, which removal shall take effect at such time as determined by the Required Members.  The Manager may resign as Manager by giving written notice to the Company and each Member, and such resignation shall take effect at such time as is specified in such notice of resignation.  The resignation or removal of the Manager shall not affect such Manager’s rights as a Member, if any, and shall not constitute a withdrawal of a Member.  Upon the removal or resignation of the Manager, the successor Manager shall be designated by the Required Members.

4.2          Reliance by Third Parties.  Each contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the Manager with respect to any business or property of the Company shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery thereof this Agreement was in full force and effect, (b) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Company, and (c) the Manager was duly authorized and empowered to execute and deliver, and to cause the Company to perform any and every such instrument or document for and on behalf of the Company.

4.3          Binding Authority of Manager.  No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member.  Subject to Section 4.7, only the Manager may act for the Company in connection with the ordinary course of its day-to-day business and with respect to all other matters.

4.4          Manager Discretion.  Whenever in this Agreement the Manager is permitted or required to make a decision in its “discretion” or “sole discretion” or under a grant of similar authority or latitude, the Manager shall have no duty or obligation (including any fiduciary duty) to consider any interest of or factors affecting some or all the Members so long as the Manager acts in good faith and in a manner which it reasonably believes are in or not opposed to the best interest of the Company.  Each Member hereby agrees that any standard of care or duty imposed under the Act or any other applicable law shall be modified, waived or limited in each case as required to permit the Manager to act under this Agreement and to make any decision pursuant to the authority prescribed in this Section 4.4 so long as such action or decision does not constitute gross negligence, reckless conduct, intentional misconduct, intentional disregard of the terms of this Agreement or a knowing violation of law and is reasonably believed by the Manager to be consistent with the overall purposes and objectives of the Company. It is the intent of the Members that this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule, except to the extent a provision of this Agreement purports to modify, restrict, eliminate, reduce or vary any provision of the Act which, pursuant to the Act, cannot be so modified, restricted, eliminated, reduced or varied by this Agreement, or is otherwise expressly prohibited or ineffective under the Act.  To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the least degree possible in order to make this Agreement effective under and not contrary to the requirements of the Act.

4.5          No Exclusive Duty to Company.  The Manager shall not be required to manage the Company as its sole and exclusive function and may have other business interests and may engage in other activities in addition to those relating to the Company.  The Member acknowledges that the Manager and its affiliates may pursue such other business opportunities for their respective accounts regardless of whether they have learned of such opportunity in the course of the Company’s business.  Neither the Company nor any Member shall have any right pursuant to this Agreement to share or participate in such other business interests or activities or to the income or proceeds derived therefrom.  The Manager shall not incur any liability to the Company or any Member as a result of engaging in any other business interests or activities.

4.6          Indemnification.  The Company shall indemnify and hold harmless the Manager and each officer and agent of the Company from and against all claims and demands to the maximum extent permitted under the Act.

4.7          Officers and Authorized Persons.

(a)           The Manager may, from time to time as it deems advisable, appoint officers or other agents of the Company (such officers and agents, the “Authorized Persons” and each of them, an “Authorized Person”) and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person; provided that an Authorized Person need not have a title.  Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Hawaii Business Corporation Act, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office; provided, however, that no Authorized Person shall be permitted to take any action on behalf of the Company without the prior written consent of the Manager.  Any delegation pursuant to this Section 4.7 may be revoked at any time by the Manager.

(b)           The Manager hereby designates and appoints Benjamin G. Rafter as the President and Chief Executive Officer of the Company for the purposes set forth in Section 4.7(a).

(c)           The Company is hereby authorized to execute, deliver and perform, and the Manager and any Authorized Person (solely to the extent directed by the Manager in writing), acting alone on behalf of the Company, is hereby authorized to execute and deliver, in the name of the Company, any and all other agreements, certificates, instruments, amendments or other documents to be executed and delivered by the Company, in its own capacity or in any other authorized capacity, all without any further act, vote or approval of any Member or any other person or entity notwithstanding any other provision of this Agreement. Notwithstanding any provisions of this Agreement, the Manager and any Authorized Person (solely to the extent directed by the Manager in writing) shall have the right to act for and bind the Company and may execute and deliver any document, instrument or contract on behalf of the Company without any vote or consent of any Member or other person or entity.

Article V
Capital Contributions

5.1          Capital Contributions.  Concurrently with the execution and delivery of this Agreement, Operator has made or deemed to have made the capital contributions as reflected on the books and records of the Company as of the date hereof.

5.2          Additional Contributions.  Except as set forth in Section 5.1, no Member shall be required to make any Capital Contribution.

5.3          Capital Accounts.  If there is more than one Member, a Capital Account shall be maintained for each Member.  Said Capital Account shall be kept in accordance with the provisions of Section 1.704-1(b)(2)(iv) of the Treasury Regulations.  Without limiting the foregoing, each Member’s Capital Account shall be (a) increased by the net agreed value of each Capital Contribution made by such Member, allocations to such Member of the Net Profits and any other allocations to such Member of income pursuant to the Code, and (b) decreased by the net agreed value of each Distribution made to such Member by the Company, allocations to such Member of Net Losses and other allocations to such Member pursuant to the Code.

5.4          Transfers.  Upon a permitted sale or other transfer of a Membership Interest in the Company, the Capital Account of the Member transferring its Membership Interests shall become the Capital Account of the Person to whom such Membership Interest is sold or transferred in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

5.5          Modifications.  The manner in which Capital Accounts are to be maintained pursuant to this Section is intended to comply with the requirements of Section 704(b) of the Code.  If in the opinion of the Members the manner in which Capital Accounts are to be maintained pursuant to this Agreement should be modified to comply with Section 704(b) of the Code, then the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

5.6          Deficit Capital Account.  Except as otherwise required in the Act or this Agreement, no Member shall have any liability to restore all or any portion of a deficit balance in a Capital Account.

5.7          Withdrawal or Reduction of Capital Contributions.  A Member shall not receive from the Company any portion of a Capital Contribution until all indebtedness and liabilities of the Company, except any indebtedness, liabilities and obligations to Members on account of their Capital Contributions, have been paid or there remains property of the Company, in the sole discretion of the Members, sufficient to pay them.  A Member, irrespective of the nature of the Capital Contribution of such Member, has only the right to demand and receive cash in return for such Capital Contribution.

Article VI
Allocations and Distributions

6.1          Allocations of Profits and Losses and Distributions if There is One Member.  So long as there shall be only one Member, the Net Profits and Net Losses of the Company shall belong to such Member and any Distributions determined to be made by the Manager shall be distributed to such Member.  Distribution of liquidation proceeds shall be governed by Section 8.2, Sections 6.2, 6.3 and 6.4 applies if there shall be more than one Member.

6.2          Allocations of Profits and Losses.  If there is more than one Member, the Net Profits and the Net Losses for each Fiscal Year shall be allocated among the Members in accordance with the respective Membership Interests.

6.3          Required Special Allocations if there is More than One Member.  Notwithstanding Section 6.2 hereof, if there is more than one Member:

(a)           Appropriate adjustments shall be made to the allocations of Net Profits and Net Losses to the extent required under Section 704(c) of the Code and the Treasury Regulations thereunder and under Sections 1.704-1(b)(2)(iv)(d), (e), (f) and (g) of the Treasury Regulations.

(b)           Any Member Nonrecourse Deductions shall be specially allocated to the Member(s) that bear(s) the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.

(c)           Appropriate adjustments shall be made to the allocations of Net Profits and Net Losses to the extent required to comply with the “qualified income offset” provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations, the Company “minimum gain chargeback” provisions of Section 1.704-2(f) of the Treasury Regulations, and the Member “minimum gain chargeback” provisions of Section 1.704-2(i)(4) of the Treasury Regulations, all issued pursuant to Section 704(b) of the Code.  To the extent permitted by such Treasury Regulations, the allocations in such year and subsequent years shall be further adjusted so that the cumulative effect of all the allocations shall be the same as if all such allocations were made pursuant to Section 6.2 hereof (as adjusted by Section 6.3(a) hereof) without regard to Section 6.3(b) and this Section 6.3(c).

6.4          Distributions.  If there is more than one Member, the Manager may from time to time make Distributions pro rata in proportion to Membership Interests as of the record date set for such Distribution.  Distribution of liquidation proceeds shall be governed by Section 8.2.

6.5          Offset.  The Company may offset all amounts owing to the Company by a Member against any Distribution to be made to such Member.

6.6          Limitation Upon Distributions.  No Distribution shall be declared and paid unless, after such Distribution is made, the assets of the Company are in excess of all liabilities of the Company.

6.7          Interest on and Return of Capital Contributions.  No Member shall be entitled to interest on its Capital Contribution or to a return of its Capital Contribution, except as specifically set forth in this Agreement.

6.8          Accounting Period.  The accounting period of the Company shall be the Fiscal Year.

Article VII
Taxes; Books and Records; Information

7.1          Tax Returns.  If there is more than one Member, the Manager shall cause to be prepared and filed all necessary federal and state income tax returns for the Company.  Each Member shall furnish to the Manager all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.

7.2          Tax Elections.  If there is more than one Member, the Company shall make such elections on the appropriate tax returns as the Manager may deem appropriate and in the best interests of the Members.  Neither the Company nor any Member may make an election for the Company to be taxed as a corporation under the Code or any similar provisions of applicable state law, and no provisions of this Agreement shall be interpreted to authorize any such election.

7.3          Tax Matters Partners.  If there is more than one Member, the Manager shall designate the Member to be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code.

7.4          Books and Records.  The Company shall keep books and records of accounts and minutes of all decisions taken by the Member and the Manager.

7.5          Information.  A Member may inspect during ordinary business hours and at the principal place of business of the Company the Articles of Organization, this Agreement, the minutes of any decision of the Member or meeting of the Manager, any tax returns of the Company for the immediately preceding three Fiscal Years, and all other business records in the possession of the Company; provided that such inspection does not unreasonably interfere with the day-to-day operations of the Company and are for a purpose reasonably related to the Member’s interest in the Company.

Article VIII
Dissolution

8.1          Dissolution.  The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

(a)           The unanimous vote or written consent of the holders of all the Membership Interests; or

(b)           The entry of a decree by a court of competent jurisdiction that dissolution and liquidation of the Company is required by law.

8.2          Winding Up.  Upon the dissolution of the Company, the Manager may, in the name of and for an on behalf of the Company, prosecute and defend suits, whether civil, criminal or administrative, and sell or otherwise dispose of the Company’s assets to the extent permitted by any agreement dealing with the Company’s assets, discharge the Company’s liabilities for which a Member or Members have assumed personal liability and distribute to the Members any remaining assets of the Company, all without affecting the liability of Members. Upon such a winding up of the Company, the assets shall be distributed as follows:

(a)           First, to the payment of the debts and liabilities of the Company, including Members who are creditors, including any expenses of the Company incidental to such winding-up and dissolution;

(b)           Second, to the setting up of any reserves which the Manager may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company and at the expiration of such period, as the Manager may deem advisable, for distribution in the manner hereinafter provided; and

(c)           Third, in accordance with the first sentence of Section 6.1 or the first sentence of Section 6.4 hereof, as applicable.

8.3          Articles of Termination.  Upon the completion of the distribution of the Company’s assets as provided in Section 8.2 hereof, the Company shall be terminated, and the Manager shall execute and cause the Articles of Termination to be filed with the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii and all qualifications of the Company as a foreign limited liability company to be canceled and shall take such other actions as may be necessary to terminate the Company.

8.4          Deficit Capital Account.  Upon a liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other adjustments for all Fiscal Years, including the Fiscal Year in which such liquidation occurs), the Member shall have no obligation to make any Capital Contribution, and the negative balance of any Capital Account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose.

8.5          Nonrecourse to Other Members or the Manager.  Except as provided by applicable law or as expressly provided in this Agreement, upon dissolution, each Member shall receive a return of its Capital Contribution solely from the assets of the Company.  If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return any Capital Contribution of any Member, such Member shall have no recourse against any other Member or the Manager.

8.6          Distribution in Kind.

(a)           Notwithstanding the provisions of Section 8.2 which require the liquidation of the assets of the Company, but subject to the order of priorities provided thereunder, if upon the dissolution of the Company the Manager determines that an immediate sale of part or all of the assets of the Company would be impractical or would cause undue loss to the Members, the Manager may, in its absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (other than those to Members) and may, in its absolute discretion, distribute to the Members, in lieu of cash, as tenants in common, undivided interests in such Company assets as the Manager deems not suitable for liquidation.

(b)           Any distributions in kind shall be subject to such conditions relating to the disposition and management of such assets as the Manager deems reasonable and equitable and to any agreements governing the operating of such assets at such time.  The Manager shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

Article IX
General Provisions

9.1          Notices.  Any notice, demand or other communication required or permitted to be given pursuant to this Agreement shall have been sufficiently given for all purposes if  (a) delivered personally or by overnight courier service to the party to whom such notice, demand or other communication is directed or (b) sent by registered or certified mail, postage prepaid, addressed to the Member or the Company at its address set forth in this Agreement.  Except as otherwise provided in this Agreement, any such notice shall be deemed to be given (i) when received if delivered personally or by overnight courier and (ii) three business days after the date on which it was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as set forth in this section.

9.2          Amendments.  This document sets forth the entire limited liability company agreement of the Company and may be amended by the Member as it sees fit or, if there is more than one Member, by the unanimous consent or approval of all of the Membership Interests.

9.3          No Rights of Creditors and Third Parties Under Agreement.  This Agreement is entered into by the Member for the exclusive benefit of the Company, its Members and permitted successors and assigns.  This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person.  No such creditor or any third party shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

9.4          Construction.  Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

9.5          Headings.  The headings in this Agreement are for convenience only and shall not be used to interpret or construe any provision of this Agreement.

9.6          Waiver.  No failure of a Member to exercise, and no delay by a Member in exercising, any right or remedy under this Agreement shall constitute a waiver of such right or remedy.  No waiver by a Member of any such right or remedy under this Agreement shall be effective unless made in a writing duly executed by all Members and specifically referring to each such right or remedy being waived.

9.7          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law.  However, if any provision of this Agreement shall be prohibited by or invalid under such law, it shall be deemed modified to conform to the minimum requirements of such law or, if for any reason it is not deemed so modified, it shall be prohibited or invalid only to the extent of such prohibition or invalidity without the remainder thereof or any other such provision being prohibited or invalid.

9.8          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of each of the Members, and its successors and assignees, except no right or obligation of a Member under this Agreement may be assigned by such Member to another Person without first obtaining the written consent of the Manager.

9.9          Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Hawaii, all rights and remedies being governed by said laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first indicated above.

MEMBER:

AQUA HOTELS AND RESORTS OPERATOR LLC, a Delaware limited liability company

By:	Aqua Hospitality LLC, its managing member

	By:	/s/ Steve Orbuch
Name: Steve Orbuch
Title: Authorized Person